FOR MORE INFORMATION CONTACT:

R. David Martin
Chief Financial Officer
Action Performance Companies
602-337-3636

or

Jeff Schoenborn
Burson-Marsteller
212-614-4792
jeffrey_schoenborn@nyc.bm.com

Action Performance Renews Credit Facility

     PHOENIX –July 1, 2004 – Action Performance Companies, Inc. (NYSE: ATN), the leader in the design, marketing, promotion, and distribution of licensed motorsports merchandise, today announced the renewal and increase of its senior secured credit facility with Banc One Capital Markets, Inc.

     The new arrangement increased available borrowings from $35 million to $75 million, and will be used initially to repay convertible subordinated notes that would be due in April 2005. The company has issued the indenture trustee notice to redeem its $29.9 million outstanding 4 3/4 percent notes, which will occur on August 2, 2004 at a price of 100.68 percent.

     The credit facility is comprised of a $63.3 million, four-year revolver, which is subject to a borrowing base calculation, a four-year term loan of $1.7 million and a three-year term loan of $10 million. As the term loans are repaid, the available revolving credit facility will increase by an equivalent amount. In addition to refinancing Action’s subordinated debt, the facility will be used for general corporate purposes.

     “We’re pleased to continue working with Banc One to structure, on favorable terms, a cost-effective long-term credit facility that provides for the company’s liquidity needs for the foreseeable future,” Action Chief Financial Officer R. David Martin said. “It provides us with both operational and business flexibility.”

     The revolving credit facility will have an interest rate of LIBOR plus 2.25 percent or prime, and the term loans will have an interest rate of LIBOR plus 2.50 percent — 3.25 percent or prime plus 0.5 percent – 1 percent.

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     About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail, department stores, and specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

     This press release contains forward-looking statements regarding expectations for revenues, net income, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, general economic conditions, and other risks discussed in the Company’s Form 10-K, dated September 30, 2003, on file with the U.S. Securities and Exchange Commission.

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